EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of American Bio Medica Corporation on Form S-1 of our report dated June 26, 2020, with respect to the balance sheets of American Bio Medica Corporation as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2019 and the related notes.

We also consent to the reference to our firm under the caption “Experts” in such prospectus.

/s/ UHY, LLP
Albany, NY
January 7, 2021